                                                              Exhibit 10.6

This document is submitted as CONFIDENTIAL
                              ------------
Exemption from disclosure to non-governmental
parties of this document and any copies of it
is claimed under the Freedom of Information
Act and applicable rules and regulations of
the Securities and Exchange Commission.  It
is requested that before any disclosure is
                  ------
permitted of this document or any part or copies of it, timely notice be given to Battle
Fowler LLP, 75 East 55th Street, New York,
New York  10022. (212) 858-7000.





                        ------------------------------

                            SALE OF GOODS AGREEMENT

                                     and

                              EXCLUSIVE LICENSE

                                by and between

                        TAYLOR MADE GOLF COMPANY, INC.

                                     and

                               ALYN CORPORATION



                                  dated as of

                              September 10, 1996

                        ------------------------------

                               TABLE OF CONTENTS

                                                                           Page

ARTICLE 1     DEFINITIONS................................................... 2

ARTICLE 2     DESIGN OF PRODUCT; MANUFACTURE OF PRODUCT..................... 4
        2.1   Design........................................................ 4
        2.2   Molds......................................................... 4
        2.3   Tooling Charges............................................... 4
        2.4   Manufacturing................................................. 5
        2.5   Retail Pricing of Product..................................... 5

ARTICLE 3     PURCHASE PRICE AND PAYMENT TERMS.............................. 5
        3.1   Purchase Price................................................ 5
        3.2   Payment Terms................................................. 5

ARTICLE 4     PURCHASE ORDERS AND DELIVERY.................................. 6
        4.1   Quantity...................................................... 6
        4.2   Purchase Orders............................................... 6
        4.3   Acknowledgement............................................... 6
        4.4   Substantial Performance....................................... 6
        4.5   Return Policy................................................. 6
        4.6   Terms of Delivery............................................. 6
        4.7   Point of Delivery and Risk of Loss............................ 7
        4.8   Invoice....................................................... 7
        4.9   Taxes......................................................... 7
        4.10  Title to Non-Conforming Product............................... 7
        4.11  Designation of Carrier; Freight and other Related Charges..... 7

ARTICLE 5     EXCLUSIVE LICENSE............................................. 7
        5.1   General License............................................... 7
        5.2   Continued Development......................................... 8
        5.3   Display of Boralyn(R) Name and Trademark...................... 8
        5.4   Right to Approve Taylor Made Golf Products and
                 Advertisements............................................. 9
        5.5   Right to Approve Alyn Advertisements.......................... 9
        5.6   Certain Specific, Additional Promotional Requirements......... 9
        5.7   Survival of Certain License Provisions........................ 9

ARTICLE 6     REPRESENTATIONS AND WARRANTIES OF ALYN........................ 9
        6.1   Authority; Binding Effect..................................... 9
        6.2   Patents, Trademarks and Lawsuits............................. 10
        6.3   Warranties................................................... 10

ARTICLE 7     REPRESENTATIONS AND WARRANTIES OF TAYLOR MADE GOLF........... 10
        7.1   Authority; Binding Effect.................................... 11
        7.2   Warranties................................................... 11

ARTICLE 8     CONFIDENTIALITY.............................................. 12
        8.1   Disclosure of Confidential Information....................... 12

                                                                           Page
                                                                           ----

        8.2   Exclusions from Confidential Information..................... 12
        8.3   Transfer of Ownership; Return of Information................. 12

ARTICLE 9     INDEMNIFICATION.............................................. 13
        9.1   Indemnification by Alyn...................................... 13
        9.2   Indemnification by Taylor Made Golf.......................... 13

ARTICLE 10    TERMINATION.................................................. 14
        10.1  Term......................................................... 14
        10.2  Termination by Non-Breaching Party........................... 14
        10.3  Effect of Termination........................................ 14

ARTICLE 11    INSURANCE.................................................... 15
        11.1  Required Limits.............................................. 15
        11.2  Certificates of Insurance.................................... 15

ARTICLE 12    PUBLICITY.................................................... 16

ARTICLE 13    MISCELLANEOUS................................................ 17
        13.1  Other Relationships between Salomon Group and Alyn
                Corporation................................................ 17
        13.2  Certain Activities and Related Matters Between the Date
                Hereof and June 30, 1997................................... 17
        13.3  Governing Law................................................ 17
        13.4  Counterparts................................................. 18
        13.5  Headings..................................................... 18
        13.6  Severability................................................. 18
        13.7  Force Majeure................................................ 18
        13.8  Notices...................................................... 18
        13.9  Waiver; Modification of Agreement............................ 19
        13.10 Entire Agreement............................................. 19
        13.11 Assignment................................................... 20
        13.12 Remedies..................................................... 20
        13.13 Superseding Provisions....................................... 20


SCHEDULES

Schedule 1.8  Product Description

Schedule 3.1  Price Schedule

Schedule 4.1  Minimum Purchases for Exclusivity

        This Sale of Goods Agreement and Exclusive License (referred to hereinafter as the "Agreement") is entered into as of this 10th day of September, 1996 (the "Effective Date"), by and between TAYLOR MADE GOLF COMPANY, INC. ("Taylor Made Golf"), a California corporation, and ALYN CORPORATION ("Alyn"), a Delaware corporation. Throughout this Agreement, Taylor Made Golf and Alyn shall be referred to collectively as "the Parties."



                            PRELIMINARY STATEMENTS

        WHEREAS, Alyn has been awarded a U.S. Patent and a Divisional Patent for its boron carbide metal matrix composite known as Boralyn(R), which, among other things, cover sporting goods and related commercial and industrial applications, including the manufacture of golf club metalwood heads, iron heads, putter heads, and shafts, other golf-industry related products and other sporting equipment; and

        WHEREAS, Taylor Made Golf, a major company in the golf business because of its ongoing commitment to bring to market innovative and superior performing products with worldwide activities and production facilities in the United States of America and Japan, desires to incorporate Boralyn(R) in certain golf club equipment; and

        WHEREAS, Taylor Made Golf is a member of the Salomon Group ("Salomon"), which is involved (among other things) in the conception, development and manufacture of various other sporting equipment and goods, and Salomon desires to consider incorporating Boralyn(R) in sporting goods and equipment that are used in other than the golf industry and that are made or marketed by members of the Salomon Group other than Taylor Made Golf; and

        WHEREAS, initially Taylor Made Golf wishes to buy from Alyn, and Alyn desires to sell to Taylor Made Golf, pursuant to this Agreement, certain quantities of metalwood golf club heads (as such term is commonly understood in the golf club industry), made and/or using Alyn's patented Boralyn(R) material or processes, upon the terms and conditions set forth herein; and

        WHEREAS, the Parties and their affiliates are desirous of creating a framework for the development of a longlasting and expansive, mutually beneficial relationship in order that they may work together as partners in the creation and development of enhanced, advanced materials-based products;

        NOW, THEREFORE, for and in consideration of the premises and the mutual promises and benefits contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

        As used in this Agreement, the following terms shall have the meanings set forth below:

        1.1 "Affiliate," when used with respect to a party in question, means any natural person, corporation, firm, partnership, or other entity who is an executive officer or director of such party in question or which, directly or indirectly, owns, is owned by, or is under common ownership with such party in question to the extent of more than twenty (20%) percent of the equity having the power either to vote on or to direct the affairs of such party in question, or otherwise controls, is controlled by or is under common control with such party in question.

        1.2 "Boralyn(R)" shall mean the name "Boralyn(R)" and the depiction set forth in Schedule 1.2 hereof.
         ------------

        1.3 "Confidential Information" means all proprietary Know How (as hereinafter defined) and other technical data, information and agreements concerning each and all of the Products, together with documents and data relating thereto. As used herein, the term "Confidential Information" will (l) with respect to Know How, information, data, and agreement of Alyn, refer to Alyn Confidential Information, and (ii) with respect to Know How, information, data, and agreements of Taylor Made Golf, refer to Taylor Made Confidential Information.

        1.4 "Delivery Date" means any date upon which a Product is to be delivered by Alyn pursuant to a Purchase Order from Taylor Made Golf.

        1.5 "Know How" means all data, instructions, processes, formula, expert opinions, and information relating to the manufacture, use, sale, marketing, or marketing forecasts, or information of a commercial nature regarding the Products. Know How shall include, without limitation, all chemical, toxicological, physical, analytical, safety, quality control, manufacturing and other data and information relating to the manufacture, use, or sale of the Products.

        1.6  "Month" means any calendar month; "Sales Quarter" means any three
(3) consecutive Months; "Sales Year" means any twelve (12) consecutive Months; "Taylor Made's First Sales Quarter" means the Sales Quarter beginning on the earlier to occur of July 1, 1997, or the date on which Alyn delivers Product to Taylor Made Golf pursuant to the Purchase Order annexed hereto as Appendix I, and ending September 30, 1997; and "Taylor Made's First Sales Year" and "Taylor Made's Second Sales Year" mean a Sales Year ending June 30, 1998 and 1999, respectively.

        1.7 "Non-Conforming Product" shall mean, initially upon execution of this Agreement, a golf club metalwood head, and thereafter any other product that has been added to Schedule 1.8 hereof in accordance with the terms and
                       ------------
conditions hereof, that does not meet the specifications of that Product as designated by Taylor Made Golf.

          1.8 "Product" or "Products" shall mean, initially upon execution of this Agreement, golf club metalwood heads, finished and ready for shaft installation, made with or using Alyn's patented Boralyn /R/ material or processes, that Taylor Made Golf will use for golf clubs made or marketed under the Taylor Made /R/ name (or under any other name or mark now or hereafter used by Taylor Made Golf or any of its Affiliates) and as more fully described in
Schedule 1.8, and, thereafter, the term "Product" or "Products" shall also mean
- ------------
any golf club iron head, putter head and/or shaft, and any other golf industry-related product that, in accordance with the terms and conditions hereof, is added to (and as is thereupon more fully described in) Schedule 1.8.
                                                                  ------------

          1.9 "Purchase Order," when used with respect to a Product, shall mean a written and binding order on behalf of Taylor Made Golf submitted to and accepted by Alyn with respect to the delivery of such Product by Alyn to Taylor Made Golf, all in accordance with the terms and provisions hereof.

          1.10 "Purchase Price" shall have such meaning as is set forth in
Section 3.1 of this Agreement.

          1.11 "Unit" means one (1) Product.

          1.12 "Year" means any consecutive twelve (12) month period comprised of four (4) consecutive Sales Quarters.

          1.13 "Design" shall have the meaning set forth in Section 2.1 of this Agreement.

          1.14 "Patents and Trademarks" shall have the meaning set forth in
Section 6.2 of this Agreement.

          1.15 "Manufacturing Plant" shall have the following meanings:

               (a) an "Alyn Manufacturing Plant" shall mean any plant or facility at which one or more Products is manufactured and that is owned or operated by Alyn or one of its Affiliates, and shall include (but not be limited to) Alyn's facility at Irvine, California, that is currently under construction;

               (b) an "Alyn-Approved Manufacturing Plant" shall mean any plant or facility that is not owned or operated by either of the Parties, but is approved by each of the Parties and at which the manufacture of Products is under the sole, direct supervision and control of Alyn;

               (c) a "Taylor Made Golf Manufacturing Plant" is any plant or facility owned or operated by Taylor Made Golf or one of its Affiliates (a "Taylor Made Golf Manufacturing Plant" may also be an "Alyn-Approved Manufacturing Plant" if it has been both approved by Alyn and is under the sole, direct supervision and control of Alyn with respect to the manufacture of Products therein): and

           (d) an "Other Manufacturing Plant" shall be any other manufacturing facility.

         1.16 "Mold" shall have the meaning set forth in Section 2.2 of this Agreement.

         1.17 "Substantially Similar Product" shall mean a golf club metalwood head, iron head, putter head or shaft made or using Alyn's patented Boralyn(R) material or processes and having the same or a substantially similar use or function to a Product or combination of Products that are part of or are incorporated in or on a golf club that is not made by or for Taylor Made Golf (or any of its Affiliates) and that competes (on the basis of price or customer appeal) with a golf club made by or for Taylor Made Golf.

                                   ARTICLE 2

                   DESIGN OF PRODUCT; MANUFACTURE OF PRODUCT

         2.1 Design. The Design of each Product (the "Design") shall be in
             ------
accordance with approved specifications of Taylor Made Golf as set forth in drawings, in other suitable written, CAD data or physical model format, or in such other form as is customarily used by Taylor Made Gold, and delivered to Alyn by Taylor Made Golf. Alyn shall cooperate with respect to the development and Design of the Products. Notwithstanding the foregoing, however, the Design of each Product is and shall be considered proprietary to Taylor Made Golf and Alyn shall not use it, or cooperate with others in using it, in any other golf club made by Alyn or using Alyn's patented Boralyn(R) material or processes, unless authorized by Taylor Made Golf. The final Design of each Product will be the responsibility of Taylor Made Golf, but will in each case be subject to testing by Alyn to confirm the feasibility of the application or Boralyn(R) to Taylor Made Golf's Design specifications. Taylor Made Golf shall be the sole owner of each Product Design and/or Design feature and will protect such Designs and features with such design patents, utility patents and trademarks as Taylor Made Golf shall, in its sole discretion, deem appropriate.

         2.2 Molds. Manufacturing of certain Products shall require the
             -----
production of a prototype mold (the "Mold") that meets the specifications of the Design for that Product. Alyn shall cast each Mold in wax or by such other method as will allow Taylor Made Golf properly to inspect the Mold and specifically agree to it, such agreement not to be unreasonably withheld. In furtherance of the foregoing, the Parties shall assist each other and work cooperatively in the design and development of a suitable Mold for each Product. To the extent Taylor Made Golf reasonably refuses to accept a Mold, Taylor Made Golf and Alyn will work jointly on the production of such Mold in a commercially reasonably manner until the Mold is agreed upon by both Alyn and Taylor Made Golf.

         2.3 Tooling Charges. After the production of the agreed upon Mold for a
             ---------------
given Product, or the approval by Taylor Made Golf of the first Unit of a Product that is manufactured by extrusion (and not by casting), Alyn shall develop the proper tooling for the casting or extrusion of such Product, as the case may be, using Boralyn(R). Taylor Made

Golf shall pay Alyn a tooling and tool maintenance charge for each Product which charge shall be paid in accordance with tool vendor requirements. Once so paid for by Taylor Made Golf, the tooling for a Product shall belong to and be the property solely of Taylor Made Golf.

         2.4 Manufacturing. Each Product shall be manufactured at an Alyn
             -------------
Manufacturing Plant, provided, however, if Alyn shall be unable, in the
                     --------  -------
reasonable opinion of Taylor Made Golf, to fulfill timely the Production volume requirements of any Purchase Order, such Purchase Order shall be sent for completion to a second source that is an Alyn-Approved Manufacturing Plant (which may include a Taylor Made Golf Manufacturing Plant as set forth in, and subject to the conditions of, Section 1.15(c) of this Agreement). All processes and materials used in the manufacture of any Product shall be proprietary to and remain the sole property of Alyn, provided, however, a Product in completed form, when delivered to Taylor Made Golf in accordance with the terms and conditions hereof, shall become the property of Taylor Made Golf.

         2.5 Retail Pricing of Product. The Parties shall cooperate and assist
             -------------------------
each other in ongoing analyses of the retail consumer market for the Products, it being their joint objective that Products that incorporate Boralyn(R) be priced at retail to reflect appropriately their unique, superior qualities and desirability of use and ownership. The parties hereby acknowledge their mutual conclusion that suggested retail prices of Products should be at the "high end of the golf club consumer market" (as that phrase is commonly understood in the golf industry), and the Parties agree to strive to achieve Product price and status recognition and acceptance consistent with the foregoing.


                                   ARTICLE 3

                       PURCHASE PRICE AND PAYMENT TERMS

         3.1 Purchase Price. The Purchase Price of each Product (the "Purchase
             --------------
Price") will be calculated in accordance with that part of Schedule 3.1. Price
                                                           -------------------
Schedule that relates to such Product, and shall be * per Unit for each golf
- --------
club metalwood head produced and delivered under this Agreement. In all cases, the Purchase Price shall be FOB Alyn's facility, with all freight, shipping, taxes and other similar charges being borne by Taylor Made Golf. The Purchase Price for a given Product will be reviewed by the Parties if there is a significant change in market conditions relating to that Product subsequent to the date on which it was last priced for purposes of this Agreement.

         3.2 Payment Terms. Taylor Made Golf shall pay the Purchase Price for a
             -------------
given Product within thirty (30) days of the delivery of such Product to Taylor Made Golf. If Taylor Made Golf makes such payment within ten (10) days of the delivery of the Product by Alyn, Taylor Made Golf shall be entitled to a one (1%) percent discount on the Purchase Price. The payment shall be increased by a late fee of one and one-half (1 1/2%) percent of the Purchase Price for any Units received by Taylor Made Golf for each thirty (30) calendar day period that payment is past due. Payment will be deemed past due after thirty (30) calendar days of Alyn's release of the Units in question to Taylor Made Golf's authorized employee or shipping or other agent at the Alyn Manufacturing Plant or the

* Confidential Treatment has been requested.

Alyn-Approved Manufacturing Plant, as the case may be, in accordance with
Section 4.7. Failure by Taylor Made Golf to pay within sixty (60) days after Alyn's delivery of written notice as described in Section 4.7 herein shall be a material breach of this Agreement.


                                   ARTICLE 4

                         PURCHASE ORDERS AND DELIVERY

         4.1 Quantity. Solely for the purpose of facilitating Alyn's production
             --------
planning and organization, Taylor Made Golf shall, at or prior to the beginning of each of Taylor Made's First Sales Year and Taylor Made's Second Sales Year, advise Alyn in writing with respect to Taylor Made Golf's anticipated minimum quantities for each Product, on a per Unit basis, for such Sales Year, and thereafter Taylor Made Golf shall, at the beginning of each Month within such Taylor Made Sales Year advise Alyn in writing of any change in such anticipated minimum quantities and the anticipated quantity for each Product, on a per Unit basis, for the immediately forthcoming month. Anything in the foregoing to the contrary notwithstanding, however, Taylor Made Golf shall be required to place Purchase Orders for the minimum amount of each Product in each Sales Quarter and each Sales Year, respectively, as is set forth opposite the name of such Product in Schedule 4.1.
   ------------

         4.2 Purchase Orders. Taylor Made Golf shall submit to Alyn Purchase
             ---------------
Orders specifying, subject to Section 4.1, the quantities of Product, on a Unit basis, that Taylor Made Golf shall purchase and the Delivery Dates of such Product; provided, however, that no Delivery Date shall be less than the later
         -----------------
to occur of ninety (90) days (or such shorter period as shall be discussed and developed as the production and delivery process becomes industrialized in good faith by the Parties) from (i) the date of receipt by Alyn of such Purchase Order and (ii) the approval by both parties of the Mold for the Product covered by such Purchase Order, and provided further, however, that Delivery Dates for
                            --------------------------
each Product, on a Unit basis, shall be spaced over a reasonable period on a quarterly and annual basis.

         4.3 Acknowledgement. Alyn shall acknowledge in writing the receipt of
             ---------------
each Purchase Order, and shall confirm Delivery Dates for Unit quantities that are the subject of each Purchase Order.

         4.4 Substantial Performance. The obligation of Alyn, pursuant to any
             -----------------------
Purchase Order, to supply a particular number of Units on a Delivery Date shall be deemed satisfied upon delivery by Alyn of no less than 90% of the number of Units specified.

         4.5 Return Policy. Taylor Made Golf agrees that Taylor Made Golf shall
             -------------
not be permitted to return to Alyn any goods delivered pursuant to a Purchase Order for credit, unless such goods constitute Non-Conforming Products

         4.6 Terms of Delivery. Alyn shall make all reasonable efforts to
             -----------------
deliver the quantities of Units of a Product to Taylor Made Golf on the Delivery Dates and in the amounts set forth by Taylor Made Golf in the Purchase Orders related thereto, but in no event shall actual delivery occur more than thirty (30) calendar days after such Delivery Date so set forth. In the event actual delivery occurs more than thirty
(30) calendar days after such Delivery Date, other than as a result of a delay primarily caused by an event described in Section 13.7, the total Purchase Price to be paid by Taylor Made Golf to Alyn for the quantity of Units of a Product ordered for delivery on such Delivery Date shall be reduced by an amount equal to one (1%) percent of the total Purchase Price for each ten calendar days that the delivery is delayed after such thirty (30) day period. In the event Alyn shall fail to supply such Units of a Product in such specified quantities within ninety (90) calendar days after the Delivery Date set forth in the original Purchase Order, Taylor Made Golf shall thereupon have no further obligation to Alyn with respect to such Purchase Order or the payment of the Purchase Price for such Units.

        4.7 Point of Delivery and Risk of Loss. Units of a Product shall be
            ----------------------------------
delivered FOB the Alyn Manufacturing Plant or the Alyn-Approved Manufacturing Plant, as the case may be, and Alyn shall provide Taylor Made Golf with written notice of delivery of such Units. The risk of loss shall pass to Taylor made Golf upon receipt of the Product by Taylor Made Golf's authorized employees or shipping or other agents at that facility. If Taylor Made Golf shall fail to accept any Units within three (3) business days of written notice from Alyn that such Units are ready for delivery, Taylor Made Golf shall become responsible for payment with respect to such Units, in accordance with the terms hereof, immediately following passage of said three (3) business day period.

        4.8 Invoice. Upon delivery of the Units of a Product in accordance with
            -------
a Purchase Order, Alyn shall present to Taylor Made Golf an invoice for the quantity of the Product covered thereby, in each case at the Purchase Price determined pursuant to the terms of Article 3.

        4.9 Taxes. Any federal, state, county, or municipal sales or use tax,
            -----
excise, or similar charge, or any other tax assessment (other than that assessed against income), or other charge lawfully assessed or charged by any governmental agency or authority on the sale, use, or transportation of any Product pursuant to this Agreement shall be immediately paid by Taylor Made Golf at the time of payment of the related invoice for the Units of such Product or when required by applicable law.

        4.10 Title to Non-Conforming Products. The Parties agree that title to
             --------------------------------
any Non-Conforming Product shall revert to Alyn or its designee upon return of such Non-Conforming Product by Taylor Made Golf to Alyn.

        4.11 Designation of Carrier: Freight and other Related Charges. Taylor
             ---------------------------------------------------------
Made Golf shall be solely responsible for designating and retaining the carrier for shipment of Product to Taylor Made Golf or for Taylor Made Golf's account and shall bear all freight, shipping, tax and other similar charges.

                                   ARTICLE 5

                               EXCLUSIVE LICENSE

                5.1 General License. (a) Upon the terms and conditions set forth
                    ---------------
herein, Alyn hereby grants to Taylor Made Golf during the Term hereof (determined in accordance with Article 10) an exclusive royalty-free license to market, sell, and distribute worldwide each Product and any Substantially Similar Product. Each Product that is the subject of this exclusive license shall have the trademark "Boralyn(R)" imprinted conspicuously thereon, as more fully described in Section 5.3.

                (b) In furtherance of the exclusive rights granted herein, Alyn shall refrain from selling, supplying, encouraging, facilitating, or aiding the use of Boralyn(R) for and/or in the manufacture of any Product or Substantially Similar Product by any person or entity other than Taylor Made Golf.

                (c) This exclusive worldwide license is non-transferable and shall cease upon the earlier to occur of:

                      (i) as to all Products, the termination of this Agreement in accordance with the provisions of Article 10 hereof; or

                      (ii) as to a given Product, upon the failure of Taylor Made Golf to purchase (in accordance with the terms and conditions of this Agreement) at least the minimum amount of such Product in any Sales Quarter or in any Sales Year in accordance with Schedule 4.1, and the delivery to Taylor Made Golf by Alyn of written notice of such failure within ten (10) days after the end of such Sales Quarter Of Sales Year, as the case may be, provided,
                                                                 --------
however, the foregoing shall not apply if such failure to purchase arises from
- -------
or is caused by the failure of Alyn to produce and deliver such Product in accordance with the terms and conditions hereof. Anything in the foregoing to the contrary notwithstanding, if Alyn shall first deliver Product to Taylor Made Golf on a date subsequent to July 1, 1997 (the "Late Delivery Date"), then (A) if the Late Delivery Date is a date that is prior to September 30, 1997, (x) the number of Units of product required to be purchased by Taylor Made Golf in Taylor Made's First Sale Quarter in order to maintain exclusivity under this Agreement shall be reduced to that number of Units that is determined by multiplying (i) * by (ii) a fraction, the numerator of which shall be the difference between 90 and the number of days between July 1, 1997, and the Late Delivery Date (such number of days being herein referred to as the "Late Period") and the denominator of which shall be 90, and (y) the number of Units of Product required to be purchased by Taylor Made Golf in Taylor made's First Sales year shall be reduced to that number of Units that is determined by multiplying (i) * by (ii) a fraction, the numerator of which shall be the difference between 365 and the Late Period and the denominator of which shall be 365, and (B) if the Late Delivery Date is a date that is subsequent to September 30, 1997, Taylor Made Golf shall have the right, exercisable in its sole discretion by notice to Alyn by October 15, 1997, to terminate this Agreement, which right to terminate shall be in addition to any other rights and remedies Taylor Made Golf may have under this Agreement.

*Confidential Treatment has been requested.

         (d) As soon as is reasonably practicable, and in any event not later than July 1, 1998, the Parties shall consider the extension of the exclusive rights granted herein to the Sales Year ending June 30, 2000.

         (e)  Termination of the exclusive license and rights granted in this
Article 5 shall be in addition to, and not in lieu of, any other remedy or remedies available to any Party under this Agreement.

         5.2  Continued Development. As part of their overall mutual development
              ---------------------
program, Alyn and Taylor Made Golf shall use their respective best efforts and cooperation, to develop techniques and processes for the design and production of Products that will improve Product performance, and any such development will be covered by and subject to the terms, provisions, respective rights and obligations of this Agreement, without further consideration (except for the payment of the Purchase Price in accordance with, and compliance with the other terms and conditions of this Agreement).

         5.3  Display of Boralyn(R) Name and Trademark. The name "Boralyn(R)"
              ----------------------------------------
shall be displayed on each Unit of each Product, in a physical location on the Product such that it can be clearly viewed and read by purchasers of the Taylor Made golf club product of which it is a component. The delineation and location of other names and trademarks, and the location of the name "Boralyn(R)", shall be determined by Taylor Made Golf in its sole discretion, but the Boralyn(R) mark shall be placed in a manner such that the Boralyn(R) mark could not be mistaken as not being independent from any other name or trademark. In accordance with its customary practice, Taylor Made Golf will aggressively and vigorously enforce trademarks and other intellectual property rights, including but not limited to protection of the trademark Boralyn(R), related to each Product.

         5.4  Right to Approve Taylor Made Golf Products and Advertisements.
              -------------------------------------------------------------
Samples of (i) each Taylor Made Golf golf club proposed to be marketed and sold by Taylor Made Golf that will include any Product and of (ii) either (x) all advertising and/or any other promotional material prepared by or for Taylor Made Golf and referring to Boralyn(R) or any Product, including but not limited to brochures, radio or television commercials, worldwide web sites, and magazine and newspaper advertisements, or (y), at the sole election of Taylor Made Golf, a general policy (established by Taylor Made Golf and set forth in a writing delivered to Alyn) covering permissible references to Boralyn(R) in advertising or promotional materials or activities used or undertaken by or on behalf of Taylor Made Golf, shall be submitted at least five (5) business days prior to any proposed sale, shipment, publication or other distribution, to Alyn for its approval, which approval shall not be unreasonably withheld. Taylor Made Golf shall not publish or distribute any such advertising and/or any other promotional material unless and until Taylor Made Golf has received written or facsimile approval thereof, or of the general policy relating thereto, from Alyn.

         5.5 Right to Approve Alyn Advertisements. Samples of all advertising
             ------------------------------------
and/or any other promotional material prepared by or for Alyn and referring to Taylor Made Golf or any Product, including but not limited to brochures, radio or television commercials, worldwide web sites, and magazine and newspaper advertisements, shall be submitted at least five (5) business days prior to any proposed sale, shipment, publication or other distribution, to Taylor Made Golf for its approval, which approval shall not be unreasonably withheld. Alyn shall not publish or distribute any such advertising and/or any other promotional material unless and until Alyn has received written or facsimile approval thereof from Taylor Made Golf.

        5.6 Certain Specific, Additional Promotional Requirements. In addition
            -----------------------------------------------------
to, and not by way of limitation of, all the foregoing, Taylor Made Golf shall expend an appropriate, reasonable amount in connection with annual marketing programs, including advertisement, quality exposure and other promotion (including cross industry promotion) of Boralyn(R) and the Products. In addition, each of the Parties hereto shall promote the other, to the extent reasonably practicable, at any trade show or other promotional event at which each is present.

        5.7 Survival of Certain License Provisions. The rights and obligations
            --------------------------------------
set forth in the provisions of Sections 5.3, 5.4 and 5.5 herein shall survive the termination of this Agreement.



                                   ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF ALYN

Alyn represents and warrants to Taylor Made Golf as follows:

        6.1 Authority; Binding Effect.
            -------------------------

        Alyn is a corporation duly organized and existing under the laws of Delaware; Alyn has the corporate power and authority to execute, deliver, and perform this Agreement and the transactions contemplated hereby and the execution and delivery of this Agreement have been duly authorized by Alyn; the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with any provision of Alyn's Certificate of Incorporation or Bylaws or, to the best knowledge of the individuals signing this Agreement, any agreement, instrument, law or regulation to which Alyn is a party or by which Alyn is bound; no governmental or other approval or authorization of this Agreement or the acts or transactions contemplated hereby is required by law or otherwise in order to make this Agreement binding upon Alyn; and this Agreement, and all other instruments required hereby to be executed and delivered to Taylor Made Golf by Alyn are, or when delivered to Taylor Made Golf in accordance herewith, will be, legal, valid and binding instruments of Alyn enforceable in accordance with its terms.

        6.2 Patents, Trademarks and Lawsuits.
            --------------------------------

              6.2.1 Patents and Trademarks. (a) Alyn owns all patents, rights to
                    ----------------------
patent, patent applications, trademarks and trade names necessary for it to satisfy the conditions of its performance hereunder (the "Patents and Trademarks"); (b) the issued Patents and Trademarks are subsisting and have not been adjudged invalid or unenforceable, in whole or in part, and there is no litigation or proceeding pending concerning the validity or enforceability of the issued Patents and Trademarks;
(c) to the best of Alyn's knowledge, each of the issued Patents and Trademarks is valid and enforceable; (d) to the best of Alyn's knowledge, there is no infringement by others of the issued Patents and Trademarks; and (e) no claim has been made that the use of any of the Patents and Trademarks does or may violate the rights of any third person, and to the best of Alyn's knowledge the use of the Patents and Trademarks does not infringe upon the patent or trademark rights of any third party.

        6.3 Warranties.
            ----------

        (a) Alyn warrants to Taylor Made Golf that each Product delivered to Taylor Made Golf pursuant to this Agreement will conform to the specifications regarding that Product as described in Schedule 1.8 and
                                                         ------------
   prescribed in accordance with Section 2.1 of this Agreement.

        (b) ALYN MAKES NO REPRESENTATIONS OR WARRANTIES EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND ALYN SHALL HAVE NO LIABILITY OR RESPONSIBILITY FOR, WITH RESPECT TO OR STEMMING FROM ANY PRODUCT EXCEPT (i) TO REPAIR OR REPLACE ANY PRODUCT THAT IS DEFECTIVE AND IS RETURNED TO IT and (ii) THAT WHICH IS PROVIDED FOR IN SECTION 9.1 OF THIS AGREEMENT.


                                   ARTICLE 7

              REPRESENTATIONS AND WARRANTIES OF TAYLOR MADE GOLF

Taylor Made Golf represents and warrants to Alyn as follows:

        7.1 Authority; Binding Effect.
            -------------------------

        Taylor Made Golf is a corporation duly organized and existing under the laws of the State of California; Taylor Made Golf has the power and authority to execute, deliver, and perform this Agreement and the transactions contemplated hereby, and the execution and delivery of this Agreement have been duly authorized by Taylor Made Golf; the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with any provision of Taylor Made Golf's Certificate of Incorporation or Bylaws or, to the best of the knowledge of the individuals signing this Agreement, any agreement, instrument, law, or regulation to which Taylor Made Golf is a party or by which Taylor Made Golf is bound; no governmental or other approval or authorization of this Agreement or the acts or transactions contemplated hereby is required by law or otherwise in order to make this Agreement binding upon Taylor Made Golf; and this Agreement, and all other instruments required hereby to be executed and delivered to Alyn by Taylor Made Golf are, or when delivered will be, legal, valid, and binding instruments of Taylor Made Golf enforceable in accordance with its terms.

                7.2 Warranties.
                    ----------

                (a) Taylor Made Golf warrants that it will use Products only in accordance with this Agreement. Taylor Made Golf further warrants that such intended use does not impinge on any particular trademark or otherwise contravene or violate any right or property interest, of any other individual person firm, company, corporation, or other entity.

                (b) TAYLOR MADE GOLF MAKES NO REPRESENTATIONS OR WARRANTIES EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN ACCORDANCE WITH ITS CUSTOMARY WARRANTY POLICIES IN EFFECT AT THE DATE OF THIS AGREEMENT (OR, AS OF THE APPLICABLE SUBSEQUENT DATE, IF SUCH POLICIES ARE HEREINAFTER CHANGED BY TAYLOR MADE GOLF, WHICH ALYN ACKNOWLEDGES SHALL BE THE RIGHT OF TAYLOR MADE GOLF EXERCISABLE AT ITS SOLE DISCRETION).


                                   ARTICLE 8

                                CONFIDENTIALITY

                8.1 Disclosure of Confidential Information.
                    --------------------------------------

                During the term of this Agreement, Alyn will disclose Alyn Confidential Information to Taylor Made Golf and Taylor Made Golf will disclose Taylor Made Golf Confidential Information to Alyn on the following terms:

                (a) The recipient will receive, maintain, and hold Confidential Information in strict confidence and will use the same level of care in safeguarding it that it uses with its own confidential material of a similar nature;

                (b) The recipient will take all such steps as may be reasonably necessary to prevent the disclosure of Confidential Information; and

                (c) The recipient will not utilize Confidential Information, other than strictly for meeting its obligations hereunder, without first having obtained the disclosing party's written consent to such utilization.

                8.2 Exclusions from Confidential Information.
                    ----------------------------------------

                The commitments set forth in Section 8.1 above shall not extend to any portion of Confidential Information:

                (a) which is known to the recipient prior to disclosure or is information generally available to the public;

       (b) which was not acquired, directly or indirectly and/or in any manner, from the disclosing party and which the recipient lawfully had in its possession prior to the Effective Date;

       (c) which, hereafter, through no act or omission on the part of the recipient, becomes information generally available to the public;

       (d) which corresponds in substance to information furnished to the recipient on a nonconfidential basis by any third party having a legal fight to do so; or

       (e) which is required in response to legal process, or to the extent a Party is advised by counsel that such action is required or advisable to comply with federal or state laws or regulations.

       8.3 Transfer of Ownership; Return of Information.
           --------------------------------------------

       (a) Neither this Agreement nor any disclosure made hereunder by either party shall be deemed, by implication or otherwise, to vest in the recipient any ownership right to any patents, trademarks, Know-How, or trade secrets.

       (b) At any time upon written request by the disclosing party, (i) the Confidential Information, including any copies, shall be returned to the disclosing party (with the exception of a single copy thereof which may be kept by the recipient to establish the extent of disclosure of Confidential Information by the disclosing party) and (ii) all documents, drawings, sketches, models, designs, data, memoranda, tapes, records, and any other material whatsoever developed by the recipient which relates to such Confidential Information, including all copies and/or any other form of reproduction and/or description thereof made by the recipient (with the exception of a single copy thereof which may be kept by the recipient to establish the extent of disclosure of Confidential Information by the disclosing party), shall, at the disclosing Party's option, be returned to the disclosing party or destroyed.



                                   ARTICLE 9

                                INDEMNIFICATION

       9.1 Indemnification by Alyn.
           -----------------------

       Alyn shall indemnify and hold harmless Taylor Made Golf and its officers, directors, shareholders, agents, employees, and Affiliates against any and all liability, damage, loss, cost, or expense (including reasonable attorney's fees and disbursements) resulting from any third party claim made, investigation, or suit brought against Taylor Made Golf or such person to the extent such claims, investigation, or lawsuit arises or is alleged to arise as a result of (i) Alyn's negligence or willful misconduct; (ii) Alyn's breach of any of the representations or warranties set forth herein; (iii) Alyn's material breach of any of the terms of this Agreement, or (iv) the manufacture, storage, or sale of any

Product by Alyn. Upon being notified of any such claim or suit, Taylor Made Golf shall promptly notify Alyn in writing thereof and shall permit Alyn at its cost to defend and control the defense of such claim or suit. Taylor Made Golf shall have the right to participate in the defense of such claim or suit at its own expense to the extent that such claim or suit exceeds the coverage of Alyn's insurance carrier, or, subject to the reasonable approval of such carrier, to the extent Taylor Made Golf's interests may be affected by such claim or suit.

          9.2 Indemnification by Taylor Made Golf.
              -----------------------------------

          Taylor Made Golf shall indemnify and hold Alyn and its officers, directors, shareholders, agents, employees and Affiliates harmless against any and all liability, damage, loss, cost, or expense (including reasonable attorney's fees and disbursements) resulting from any third party claim made, investigation, or suit brought against Alyn or such persons to the extent such claim, investigation, or lawsuit arises or is alleged to arise as a result of
(i) Taylor Made Golf's negligence or willful misconduct; (ii) Taylor Made Golf's breach of any of the representations or warranties set forth herein; (iii) Taylor Made Golf's material breach of any of the terms of this Agreement; (iv) is made in connection with the Product and arises or is alleged to arise other than from breach of the Product warranties made by Alyn to Taylor Made Golf herein; or (v) is otherwise caused by or arises or is alleged to arise out of the marketing, distribution, sale, and use of any Product by Taylor Made Golf. Upon being notified of any such claim or suit, Alyn shall promptly notify Taylor Made Golf in writing thereof and shall permit Taylor Made Golf at its cost to defend and control the defense of such claim or suit. Alyn shall have the right to participate in the defense of such claim or suit at its own expense to the extent that such claim or suit exceeds the coverage of Taylor Made Golf's insurance carrier or, subject to the reasonable approval of such carrier, to the extent Alyn's interest may be affected by such claim or suit.


                                  ARTICLE 10

                                  TERMINATION

          10.1 Term. The term ("Term") of this Agreement shall be from the
               ----
Effective Date until June 30, 1999, unless earlier terminated in accordance with the terms and conditions hereof.

          10.2 Termination By Non-Breaching Party. In addition and subject to
               ----------------------------------
Taylor Made Golf's right to terminate this Agreement pursuant to Section 5.1
(c)(ii) hereof, Alyn or Taylor Made Golf may immediately terminate this Agreement upon giving written notice thereof to the other Party in the event that the other Party shall have breached or defaulted in any material respect in the performance of an obligation imposed on such other Party hereunder; provided, that in the case of a breach or default other than a failure to make a payment when due, the non-breaching Party shall have notified the breaching Party in writing of such breach or default, and within thirty (30) calendar days after the date of such notice, the breaching Party shall not have cured such breach or default.

              10.3  Effect of Termination.
                    ---------------------

              If this Agreement is terminated pursuant to the provisions of this
Article 10, the provisions of this Agreement that have been designated to survive such termination shall so survive and, in addition, Taylor Made Golf and Alyn shall be bound by the following provisions:

                    10.3.1  Pending Purchase Orders.  All pending Purchase
                            -----------------------
Orders placed by Taylor Made Golf on or before the receipt of a notice of termination for any Product shall be fulfilled by Alyn, delivered on the Delivery Dates requested by Taylor Made Golf, and be paid for in accordance with the terms and provisions hereof, provided, however, if this Agreement is terminated pursuant to the provisions of Section 10.2 and Taylor Made Golf is the breaching or defaulting party, than Alyn, upon such termination, shall have no further obligation to fulfill any outstanding Purchase Order.

                    10.3.2  Sale of Remaining Inventory.  Subsequent to
                            ---------------------------
termination of this Agreement and for up to a period of twelve (12) months after the last Delivery Date pursuant to the last Purchase Order, Taylor Made Golf shall have the right to continue to market, sell, and distribute its entire inventory on hand of any Product, provided, however, if this Agreement is terminated pursuant to the provisions of Section 10.2 and Taylor Made Golf is the breaching or defaulting party, then Taylor Made Golf shall liquidate such entire inventory on hand in a reasonable fashion that is not damaging to the Boralyn(R) trademark or the value of Boralyn(R) as promptly as reasonably practicable (but in not more than twelve (12) months after such last Delivery
Date).

                    10.3.3  Return of Confidential Information.  After this
                            ----------------------------------
Agreement is terminated, all Confidential Information shall be immediately returned by the recipients to the disclosing Parties as set forth in Section 8.3.

                                  ARTICLE 11

                                   INSURANCE

              11.1  Required Limits.
                    ---------------

              Taylor Made Golf and Alyn shall each maintain insurance in at least the following amounts:

              (a) Commerical General Liability insurance, including premises, products, operations, and contractual coverage, in the total amount of not less than $2,000,000 per claim and $10,000,000 annual aggregate;

              (b) Umbrella insurance for bodily injury or property damage in the total amount of not less than $2,000,000 per occurrence and $10,000,000 annual aggregate; and

              (c) Workers' Compensation insurance in the amount required by law.

      11.2 Certificates of Insurance.
           -------------------------

            (a) Taylor Made Golf shall have its insurance carrier or carriers furnish to Alyn certificates that all insurance required under this Agreement is in force, such certificates to indicate any deductible and/or self-insured retention, and the effective expiration dates of policies, and such certificates to stipulate that Alyn shall be given thirty (30) days written notice of all cancellation, non-renewal, or material changes in the policy.

            (b) Alyn shall have its insurance carrier or carriers furnish to Taylor Made Golf certificates that all insurance required under this Agreement is in force, such certificates to indicate any deductible and/or self-insured retention, and the effective expiration dates of policies, and such certificates to stipulate that Taylor Made Golf shall be given thirty (30) days written notice of all cancellation, non-renewal, or material changes in the policy.


                                  ARTICLE 12

                                   PUBLICITY

             None of Alyn, Taylor Made Golf or any of their respective Affiliates shall cause or permit the oral or written release of any statement, advertisement information, or publicity referring to the other Party without the other Party's prior written approval. None of Alyn, Taylor Made Golf or any of their respective Affiliates shall issue any press release or make any public statement regarding this Agreement without the prior written approval of the other Party. If any of Alyn, Taylor Made Golf or any of their respective Affiliates determines, upon advice of counsel, that it is required by law to make a public statement or announcement, then prior to issuing the legally required statement or announcement, such Party shall notify the other Party of this determination and provide the other party a reasonable opportunity to review such statement or announcement and to make such reasonable changes not conflicting with applicable requirements of law. Taylor Made Golf recognizes that Alyn plans an initial public offering of its capital stock and agrees to cooperate with Alyn in good faith with the release of any publicity in connection with such offering. Alyn and its Affiliates may issue press releases and may refer to this Agreement and the transactions contemplated hereby in any filing made by Alyn or its Affiliates pursuant to applicable securities laws or stock exchange listing obligations, provided Taylor Made Golf shall be notified in advance thereof and be given an opportunity to review such release or reference and to make reasonable changes not conflicting with applicable requirements or laws. In the event that applicable securities laws or stock exchange listing obligations require the filing of this Agreement, Alyn and its Affiliates shall apply to have the information contained in Sections 3.1 (at least insofar as it refers to per Unit pricing), 5.1(c)(ii), 13.1 and 13.2 of, Schedules 1.8, 3.1 and 4.1 of, and Appendix I to, this Agreement filed on a confidential basis.

                                  ARTICLE 13


                                 MISCELLANEOUS

      13.1 Other relationships between Salomon Group and Alyn. Promptly
           --------------------------------------------------
following the Effective Date, representatives of Alyn and representatives of Salomon shall meet and confer for the purposes of (i) determining whether other products manufactured or marketed, or under contemplation, by any member of the Salomon may benefit from the inclusion of Boralyn/(R)/, and, (ii) if so, negotiating and concluding reasonable contracts with respect thereto: Among the opportunities that the Parties anticipate exploring in connection with the foregoing are Mavic cycling components, Salomon Ski products (skis, boots, bindings and snowboards), and in-line skates. Although Salomon is not a party to this Agreement, Taylor Made Golf represents to Alyn that Alyn may rely on the foregoing in entering into this Agreement.

      13.2 Certain Activities and Related Matters Between the Date Hereof and
           ------------------------------------------------------------------
June 30, 1997. Promptly following the Effective Date, the Parties shall
- -------------
undertake the following additional activities:

           (a) During the first*      following the Effective Date, the Parties
shall meet and confer with respect to the possibility of adding to the coverage of this Agreement (as supplemented or amended to the extent necessary or appropriate) Taylor Made Golf golf club iron heads, putter heads and shafts, including review of relevant quantity and pricing considerations;

           (b) During the first*     following the Effective Date, the Parties
shall cooperate in the development of a phased pre-production program regarding, among other things, material understanding, initial casting study, forged face process development, and creation of production designs; and

           (c) During the first*     following the Effective Date, cooperate to
develop initial and follow-up product launch and related production and promotion schedules, it being understood that the first Products are expected to be offered for sale first in Japan and, subsequently, in the United States.

           (d) In furtherance of the foregoing, Alyn agrees that it will not, directly or indirectly, enter into any agreement concerning the manufacture or marketing of any golf club iron or putter head or shaft that will incorporate Boralyn/R/ with any person, firm or entity other than Taylor Made Golf at any
time during the first*     following the Effective Date, which*     period shall
be extended for successive*     periods if, at the end of each such period,
Taylor Made Golf shall be engaged in good faith negotiations with Alyn concerning the necessary and relevant issues regarding the inclusion of golf club iron heads, putter heads and/or shafts in this (or a substantially similar) Agreement.

      13.3 Governing Law.
           -------------


*Confidential Treatment has been requested.

            This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California, without giving effect to the principles of choice of law of such state. The Parties hereby consent to personal jurisdiction in the United States District Court for the Central District of California, Southern Division, and waive any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction of such court for the purpose of such litigation to enforce this Agreement or any rights of either Party with respect to the subject matter hereof.

            13.4 Counterparts.
                 ------------

            This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

            13.5 Headings.
                 --------

            The headings of the Articles and Sections of this Agreement are intended solely for convenience and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof.

            13.6 Severability.
                 ------------

            In the event that a court of competent jurisdiction holder that particular provisions or requirements of this Agreement are in violation of any law of the United States or any state thereof, such provisions or requirements shall not be enforced except to the extent they are not in violation of any such law, and all other provisions and requirements of this Agreement shall remain in full force and effect.

            13.7 Force Majeure.
                 -------------

            Any delay in the performance of any of the duties or obligations of either Party hereto (except the payment of money owed) shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of any acts of God; acts of the public enemy; insurrections; riots; embargoes, labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; floods; shortages of material or energy; delay in transportation; any discontinuance of the manufacture, distribution, sale or other operation by Alyn or any of its Affiliates of any Product by any governmental or regulatory authority; or other unforeseeable causes beyond the control and without the fault or negligence of the Party so affected. The Party so affected shall give prompt notice to the other Party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible.

      13.8 Notices.
           -------
      All notices hereunder shall be delivered (i) personally, (ii) by registered or certified mail, postage prepaid, or (iii) by overnight courier service to the following addresses of the respective Parties:

      If to Taylor Made Golf, individual copies to:
      -------------------------------------------

            Taylor Made Golf Company, Inc.
            2271 Cosmos Court
            Carlsbad, CA 92009
            Attn. Jean Hue
            ----
            Fax: 619-931-1988

      If to Alyn, individual copies to:
      --------------------------------

            Robin A. Carden, President and
             Chief Executive Officer, and
            Walter Menetrey, Chief Operating Officer
            Alyn Corporation
            16871 Noyes Avenue
            Irvine, CA 92715
            Fax: 714-475-1531

      with a copy to:

            Gerald A. Eppner, Esq.
            Battle Fowler LLP
            75 East 55th Street
            New York, New York 10022
            Fax: 212-856-7811

Notices shall be effective: (a) upon receipt if personally delivered or delivered by confirmed facsimile; (b) on the fifth business day following the date of mailing, if mailed; and (c) upon receipt, if sent by overnight courier service. A Party may change its address listed above by notice to the other Party.

      13.9 Waiver; Modification of Agreement.
           ---------------------------------

      No waiver or modification or amendment of any of the terms of this Agreement, including Appendices, shall be valid unless in writing and signed by authorized representatives of both Parties hereto. Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

          13.10 Entire Agreement.
                ----------------

          This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto. No course of dealing or usage of trade shall be used to modify the terms hereof except as expressly set forth otherwise herein.

          13.11 Assignment.
                ----------

          This Agreement shall not be assigned by either Party without the prior written consent of the other Party, except that Alyn may delegate its obligations hereunder to any of its Affiliates so long as Alyn remains liable for the performance of all such obligations and Taylor Made Golf may enforce such obligations against Alyn and such Affiliate jointly and severally. Any assignment to which consent is given shall be binding upon, inure to the benefit of, and be enforceable by, the assignee and any successors in interest of the assignee.

          13.12 Remedies.
                --------

          In addition to the right to terminate this Agreement upon the breach or default of a Party, the other Party shall be entitled to any other remedies to which it may be entitled at law or in equity including, but not limited to, monetary damages.

          13.13 Superseding Provisions.
                ----------------------

          The provisions of this Agreement shall supersede any inconsistent provisions in any Purchase Order.

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers on the respective dates hereinafter set forth:


                                          TAYLOR MADE GOLF COMPANY, INC.

                                          By: /s/ Jean Hue
                                             -----------------------------------
                                             Jean Hue
                                             Vice President of Research and
                                             Development


                                          ALYN CORPORATION

                                          By: /s/ Robin A. Carden  9-10-96
                                             -----------------------------------
                                             Robin A. Carden,
                                             President and Chief Executive
                                                 Officer

                                 SCHEDULE 1.8

                              PRODUCT DESCRIPTION


            Type/Description
               of Product
               ----------


1. Golf Club Metalwood Heads

                                 SCHEDULE 3.1

                                PRICE SCHEDULE


          Prices for each Product sold by Alyn to Taylor Made Golf shall be in accordance with the following schedule:



                                                    Purchase
                    Name of Product             Price per Unit ($)
                    ---------------             ------------------

      1. Golf Club Metalwood Head                        *



* Confidential treatment has been requested.

                                 SCHEDULE 4.1

                       MINIMUM PURCHASES FOR EXCLUSIVITY



FOR THE PERIOD:

                                       Minimum Amount of Purchases to
                                       Maintain Exclusivity (Units) -
Sales Quarter Ended:                         Metalwood Heads
- -------------------                        -------------------

    September 30, 1997                              *  ., ..

    December 31, 1997                               *

    March 31, 1998                                  *

    June 30, 1998                                   *

    September 30, 1998                              *

    December 31, 1998                               *

    March 31, 1999                                  *

    June 30, 1999                                   *

Sales Year Ended:
- ----------------

    June 30, 1998                                   *  ., ..

    June 30, 1999                                   *  ..





- -------------------

 .  Taylor Made's First Sales Quarter as set forth in Section 1.6 of this
   Agreement.

 .. Subject to variation in accordance with Section 5.1(c)(ii) of this Agreement.

*  Confidential Treatment has been requested.